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                                                                    EXHIBIT 99.1

[CARDIAC PATHWAYS CORPORATION LETTERHEAD]


For further information, contact:
Thomas M. Prescott, President & CEO
Eldon M. Bullington, Chief Financial Officer
Cardiac Pathways Corporation
408-737-0505 (phone)
408-737-1700 (fax)

FOR IMMEDIATE RELEASE

                       CARDIAC PATHWAYS ANNOUNCES CLOSING
                    OF A $22.5 MILLION COMMON STOCK FINANCING

SUNNYVALE, CA., DECEMBER 26, 2000 - Cardiac Pathways Corporation (NASDAQ: CPWY) today announced a significant infusion of capital with the closing of a common stock financing.

Cardiac Pathways has issued and sold 5.9 million shares of common stock at a purchase price of $4.25 per share for aggregate net proceeds of $22.5 million. Principal investors in the financing include Van Wagoner Capital Management as lead investor, BA Venture Partners, Morgan Stanley Dean Witter Venture Partners, State of Wisconsin Investment Board and Special Situations Funds.

The Company intends to use the net proceeds of this financing to expand sales, marketing and manufacturing capacity for its key product platforms, the Realtime Position Management (RPM) Tracking System and the Chilli(R) Cooled Ablation Catheter, and for working capital and general corporate purposes. The shares of common stock being sold in the financing have not been registered under the Securities Act of 1933, as amended, and may not be sold in the United States absent registration, or an applicable exemption from registration. Under the terms of the financing, the Company is required to file a registration statement for the purpose of registering under the Securities Act of 1933, as amended, the resale of all common stock sold pursuant to the financing.

"This equity financing provides Cardiac Pathways with the working capital needed to benefit from the strong, growing demand we see for our innovative RPM and Chilli product platforms," stated Thomas M. Prescott, President and CEO. "We are pleased with the confidence expressed in the Company by this group of investors."

About Cardiac Pathways:

Cardiac Pathways develops, manufactures and markets minimally invasive systems to diagnose and treat cardiac tachyarrhythmias (abnormally rapid heart rhythms). The company is a pioneer and leader in the development of complete integrated mapping and ablation systems for the diagnosis and treatment of heart rhythm disturbances.